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Exhibit 3

Form 51-102F3

MATERIAL CHANGE REPORT

Section 7.1 of National Instrument 51-102
Continuous Disclosure Obligations

ITEM 1:    NAME AND ADDRESS OF COMPANY

        Agnico-Eagle Mines Limited ("Agnico-Eagle")
        145 King Street East,
        Suite 500 Toronto, ON M5C 2Y7

ITEM 2:    DATE OF MATERIAL CHANGE

        February 15, 2006.

ITEM 3:    NEWS RELEASE

        A press release was issued by Agnico-Eagle on February 15, 2006 in Toronto, Ontario via Canada NewsWire, a copy of which is attached hereto as Schedule A.

ITEM 4:    SUMMARY OF MATERIAL CHANGE

        On February 15, 2006 (the "Redemption Date"), Agnico-Eagle fully redeemed its US$143.75 million principal amount 4.50% convertible subordinated debentures due February 15, 2012 (the "Debentures") for common shares of Agnico-Eagle ("Shares").

ITEM 5:    FULL DESCRIPTION OF MATERIAL CHANGE

        On February 15, 2006, Agnico-Eagle fully redeemed the Debentures for Shares. Agnico-Eagle issued an aggregate of 10,259,068 Shares in satisfaction of it obligations under the Debentures, of which 70,520 Shares were issued on the redemption of US$1,111,000 principal amount of Debentures that were redeemed and 10,188,548 Shares that were issued on the conversion of US$142,639,000 of Debentures that occurred prior to the Redemption Date. Agnico-Eagle paid cash to satisfy interest that had accrued up to and including February 15, 2006.

ITEM 6:    RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102

        Not applicable.

ITEM 7:    OMITTED INFORMATION

        Not applicable.

ITEM 8:    EXECUTIVE OFFICER

        For further information, please contact Greg Laing, Vice-President, Legal, General Counsel and Corporate Secretary of Agnico-Eagle at 416.947.1212.

ITEM 9:    DATE OF REPORT

        DATED at Toronto, Ontario this 22nd day of February, 2006.

/s/ R. GREGORY LAING R. Gregory Laing General Counsel, Vice President Legal and Corporate Secretary

SCHEDULE A

NEWS RELEASE

Stock Symbols: AEM (NYSE and TSX)	For further information: David Smith Director, Investor Relations (416) 947-1212

(All amounts expressed in U.S. dollars unless otherwise noted)

For Immediate Release:

AGNICO-EAGLE FULLY REDEEMS CONVERTIBLE DEBENTURES FOR SHARES

TORONTO, February 15, 2006 — Agnico-Eagle Mines Limited announced today that it has fully redeemed its $144 million principal amount 4.50% convertible subordinated debentures due February 15, 2012. The Company paid cash to satisfy interest on the debentures up to and including February 15, 2006 and issued approximately 10.3 million shares to discharge all of its remaining obligations under the indenture governing the convertible debentures.

"Agnico-Eagle now has no long-term debt", said Sean Boyd, Vice Chairman and Chief Executive Officer. "With over $120 million in cash and a substantially undrawn credit line of $150 million, the Company is well positioned to advance its pipeline of projects towards achieving its goal of tripling gold production and doubling its gold reserves by 2009", added Mr. Boyd

Flow Through Common Shares Issuances

In the first quarter, the Company agreed to issue 1.2 million flow through common shares for gross proceeds of approximately $35 million, through a series of transactions. The proceeds will be used to finance exploration and underground development at the Company's Lapa and Goldex projects and grassroots exploration in Canada.

Forward Looking Statements

The information in this press release has been prepared as at February 15, 2006. Certain statements contained in this press release constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. When used in this document, the words "anticipate", "expect", "estimate," "forecast," "planned" and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company's views at the time with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the actual results to be materially different from those expressed or implied by such forward-looking statements, including, among others, those which are discussed under the heading "Risk Factors" in the Company's most recently filed Annual Information Form and Annual Report on Form 20-F. The Company does not intend, and does not assume any obligation, to update these forward-looking statements.

About Agnico-Eagle

Agnico-Eagle is a long established Canadian gold producer with operations located in Quebec and exploration and development activities in Canada, Finland, the United States and Mexico. Agnico-Eagle's LaRonde Mine is Canada's largest gold deposit. The Company has full exposure to higher gold prices consistent with its policy of no forward gold sales. It has paid a cash dividend for 26 consecutive years.

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MATERIAL CHANGE REPORT
SCHEDULE A